EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT
1.	Dynamex Operations East Inc., a Delaware corporation — 10,000 authorized shares of common stock, $0.01 par value, 1,000 of which are issued and outstanding and registered in the name of Dynamex Inc.

2.	Dynamex Operations West Inc., a Delaware corporation — 10,000 authorized shares of common stock, $0.01 par value, 1,000 of which are issued and outstanding and registered in the name of Dynamex Inc.

3.	Dynamex Canada Holdings, Inc., a Delaware corporation — 10,000 authorized shares of common stock, $0.01 par value, 100 of which are issued and outstanding and registered in the name of Dynamex Inc.

4.	Dynamex Provincial Couriers, Inc., a Delaware corporation — 10,000 authorized shares of common stock, $0.01 par value, 100 of which are issued and outstanding and registered in the name of Dynamex Inc.

5.	Road Runner Transportation, Inc., a Minnesota corporation — 25,000 authorized common shares (consisting of 7,000 voting, 5,000 non-voting and 13,000 undesignated), no par value; of which 4,363.9998 non-voting are issued and outstanding in the name of Dynamex Inc., and of which 6,545 voting are issued and outstanding in the name of Dynamex Inc.

6.	New York Document Exchange Corp., a New York corporation — 200 shares of common stock are authorized, no par value, of which 150 shares are issued and outstanding in the name of Dynamex Inc.

7.	Dynamex Dedicated Fleet Services, Inc., a Delaware corporation — 10,000 authorized shares of common stock, par value $0.01, 1,000 of which are issued and outstanding and registered in the name of Dynamex Inc.

8.	Dynamex Fleet Services, Inc., a Delaware corporation — 10,000 authorized shares of common stock, $0.01 par value, 1,000 of which are issued and outstanding and registered in the name of Dynamex Inc.